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                                                                    EXHIBIT 23.2

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Victory Entertainment Corp.
Orlando, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 4, 2000, except for Note 6, as to which the date is September 6, 2000, and Note 11, as to which the date is August 22, 2000, relating to the financial statements of Lightpoint Entertainment, Inc., the predecessor corporation and Victory Entertainment Corp. and subsidiaries, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                          BDO Seidman, LLP


New York, New York
September 22, 2000